Exhibit 21

SEMGROUP CORPORATION

Subsidiaries

Entity	Place of Incorporation/Organization

SemGroup Holdings G.P., L.L.C.	Delaware

SemGroup Holdings, L.P.	Delaware

SemOperating G.P., L.L.C.	Oklahoma

SemCap, L.L.C.	Oklahoma

SemGroup Asia, L.L.C.	Delaware

SemManagement, L.L.C.	Delaware

SemGroup Subsidiary Holding, L.L.C.	Delaware

Rose Rock Midstream Holdings, LLC	Delaware

Rose Rock Midstream Corporation	Delaware

Rose Rock Midstream GP, LLC	Delaware

Rose Rock Midstream, L.P.	Delaware

Rose Rock Midstream Operating, LLC	Delaware

Rose Rock Midstream Energy GP, LLC	Delaware

SemCrude, L.P.	Delaware

SemCrude Pipeline, L.L.C.	Delaware

Rocky Cliffs Pipeline, L.L.C.	Delaware

Eaglwing, L.P.	Oklahoma

SemDevelopment, L.L.C.	Delaware

SemStream, L.P.	Delaware

SemStream Arizona Propane, L.L.C.	Delaware

SemFuel, L.P.	Texas

SemFuel Transport, LLC	Wisconsin

SemProducts, L.L.C.	Oklahoma

SemGas, L.P.	Oklahoma

SemKan, L.L.C.	Oklahoma

SemGas Gathering, L.L.C.	Oklahoma

SemGas Storage, L.L.C.	Oklahoma

Greyhawk Gas Storage Company, L.L.C.	Delaware

Steuben Development Company, LLC	Delaware

Grayson Pipeline, L.L.C.	Oklahoma

SemCanada, L.P.	Oklahoma

SemCanada Crude Company	Nova Scotia

SemCanada II, L.P.	Oklahoma

SemCAMS ULC	Nova Scotia

SemCAMS Redwillow ULC	Nova Scotia

SemGreen, L.P.	Delaware

SemBio, L.L.C.	Delaware

SemMaterials, L.P.	Oklahoma

New Century Transportation LLC	Delaware

K.C. Asphalt, L.L.C.	Colorado

SemTrucking, L.P.	Oklahoma

SemMaterials Vietnam, L.L.C.	Oklahoma

Chemical Petroleum Exchange, Incorporated	Illinois

SemMexico, L.L.C.	Oklahoma

SemMexico Materials HC S. de R.L. de C.V.	Mexico

SemMaterials HC Mexico S. de R.L. de C.V.	Mexico

SemMaterials Mexico S. de R.L. de C.V.	Mexico

SemMaterials SC Mexico S. de R.L. de C.V.	Mexico

SemGroup Europe Holding L.L.C.	Delaware

SemEuro Limited	United Kingdom

SemLogistics Milford Haven Limited	United Kingdom

SemEuro Supply Limited	United Kingdom